Exhibit 99.1

FINAL: FOR RELEASE

RTW RETAILWINDS, INC. PROVIDES UPDATE ON COVID-19 RESPONSE INITIATIVES

New York, New York — March 30, 2020 — RTW Retailwinds, Inc. [NYSE:RTW], (the “Company”), today announced that in light of the continued efforts to slow the transmission of the coronavirus (COVID-19) pandemic and in an effort to ensure the safety of its associates, customers and communities, the Company is temporarily extending its previously announced store closures. The Company will continue to monitor this ongoing situation, relying on recommendations from the Centers for Disease Control and Prevention (CDC), the World Health Organization (WHO) and government officials to determine when its closed stores will reopen. At the present time, RTW’s eCommerce platforms and third party fulfillment center remain operational and continue to serve customers online and through social media.

In response to the current challenges, the Company has also announced that it has made the extremely difficult decision to furlough all store associates as well as a significant portion of its corporate home office associates, resulting in an approximately eighty percent reduction in weekly payroll expense. The Company will provide furloughed associates with continued benefits coverage and support to identify potential government assistance during this temporary furlough.

“In this time of unprecedented volatility and disruption to the retail sector, we are taking the necessary actions to protect our customers and employees, and preserve our financial liquidity and flexibility,” said Traci Inglis, in-coming Chief Executive Officer of RTW Retailwinds. “We are extending our store closures at this time and have made the difficult decision to furlough employees in our field operations and corporate home office. This was not a decision made lightly, but one that was necessary to preserve liquidity in order to manage our business through this challenging time.”

The Company will continue to monitor the crisis and looks forward to re-opening stores and recalling associates as soon as possible while ensuring the safety of our associates, customers and communities.

About RTW Retailwinds

RTW Retailwinds, Inc. (together with its subsidiaries, the "Company") is a specialty women's omni-channel retailer with a powerful multi-brand lifestyle platform providing curated fashion solutions that are versatile, on-trend, and stylish at a great value. The specialty retailer, first incorporated in 1918, has grown to now operate 387 retail and outlet locations in 33 states while also growing a substantial eCommerce business. The Company's portfolio includes branded merchandise from New York & Company, Fashion to Figure, and Happy x Nature, and collaborations with Eva Mendes, Gabrielle Union and Kate Hudson. The Company's branded merchandise is sold exclusively at its retail locations and online at www.nyandcompany.com, www.fashiontofigure.com, www.happyxnature.com, and through its rental subscription businesses at www.nyandcompanycloset.com and www.fashiontofigurecloset.com. Additionally, certain product, press releases and SEC filing information concerning the Company are available at the Company's website: www.nyandcompany.com.

Forward-looking Statements

This press release contains certain forward-looking statements, including statements made within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue,” “could,” “may,” “plan,” “project,” “predict,” and similar expressions and references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies. Such statements, including information under “Outlook” above, are subject to various risks and uncertainties that could cause actual results to differ materially. These include, but are not limited to: (i) the Company’s dependence on mall traffic for its sales and the continued reduction in the volume of mall traffic; (ii) the Company’s ability to anticipate and respond to fashion trends; (iii) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (iv) changes in the cost of raw materials, distribution services or labor; (v) the potential for economic conditions to negatively impact the Company's merchandise vendors and their ability to deliver products; (vi) the Company’s ability to open and operate stores successfully; (vii) seasonal fluctuations in the Company’s business; (viii) competition in the Company’s market, including promotional and pricing competition; (ix) the Company’s ability to retain, recruit and train key personnel; (x) the Company’s reliance on third parties to manage some aspects of its business; (xi) the Company’s reliance on foreign sources of production; (xii) the Company’s ability to protect its trademarks and other intellectual property rights; (xiii) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xiv) the effects of government regulation; (xv) the control of the Company by its largest shareholder and any potential change of ownership of the Company including the shares held by its largest shareholder; (xvi) the impact of tariff increases or new tariffs; (xvii) risks associated with the spread of COVID-19 and its potential impact on the Company’s sales and supply chain; and (xviii) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

Investor Relations Contact:

ICR, Inc.

(203) 682-8200

Allison Malkin